Exhibit 99.1

Lincoln Educational Services Corporation Reports 11.6% Growth in Student Starts During Second Quarter; 2018 Guidance Raised

•	Total Revenue of $61.1 million; Transportation and Skilled Trades Segment $42.1 million, Healthcare and Other Professions Segment $19.0 million.
•	Transportation and Skilled Trades Segment Student Starts up 7.5%; Healthcare and Other Professions Segment Student Starts up 21.1%.
•	Ending Student Population on a Same School Basis at June 30, 2018 Exceeds Comparable Prior Year Period by 350 Students.
•	Transportation and Skilled Trades Segment Operating Income Improved by $1.0 million; Healthcare and Other Professions Segment Increased $1.2 million.
•	Conference Call Today at 10 a.m. ET.

WEST ORANGE, N.J., August 8, 2018 -- Lincoln Educational Services Corporation (Nasdaq: LINC) today reported financial results for the second quarter ended June 30, 2018.

“The sales and marketing initiatives and investments we made beginning in the third quarter of last year have generated substantial returns during 2018 especially in student starts,” said Scott Shaw, President & CEO. “As a result of our 11.6% start growth during the second quarter, and our 6.8% start growth for the first half of the year on a same school basis, we are ahead of our internal plan for 2018.  Given our six month performance and excluding our Transitional segment, we expect to generate full year student start growth and finish with higher student population than we started the year with for the first time in approximately 10 years.

“Our team is continuing to fill a critical need for trained employees due to our track record for preparing our students for careers in dynamic industries,” Mr. Shaw continued. “Our skilled trades programs continue to have high demand and we are continuing to rollout our new corporate partnerships with Hussmann, Johnson Control and Bridgestone Retail Operations. While the high rate of employment continues to provide us with a significant headwind, the opportunities we create through our programs for our students, and our new marketing strategies, are enabling us to return to growth.”

As of January 1, 2018, for the first time in several years, the Company did not have any closing campus operations, which would otherwise have been reported under the Transitional segment.  GAAP results include Transitional segment results for the comparable period of 2017.

SECOND QUARTER FINANCIAL RESULTS HIGHLIGHTS:

•
Total student starts increased by 11.6%.  Transportation and Skilled Trades segment starts were up 7.5% and Healthcare and Other Professions segment starts were up 21.1%.  The improved start growth is primarily due to strong results from the Company’s sales team combined with results from marketing investments and initiatives to improve the students’ enrollment experience.  The increase in student starts has eliminated the carry in population deficit and the Company is now ahead of prior year by about 350 students.

•	Total revenue for the second quarter was $61.1 million compared to $61.9 million in the prior year comparable quarter. Revenue on a same school basis increased by 3.2%, or $1.9 million.

•
Educational Services and facilities expense decreased by $2.2 million, or 6.9% to $30.2 million for the three months ended June 30, 2018 from $32.4 million in the prior year comparable period.  The expense reductions were primarily due to the Transitional segment, which accounted for $2.1 million in the prior year and cost savings in facilities expense resulting from a reduction in square footage at one of the Company’s campuses.  These cost savings were partially offset by an increase in spending on books and tools expense resulting from higher student population quarter over quarter.

•
Selling, general and administrative expenses decreased by $1.1 million, or 3.0%, to $34.5 million for the three months ended June 30, 2018 from $35.6 million in the prior year comparable period.  The expense reductions were due to the Transitional segment, which accounted for $1.3 million in the prior year.

•	Net loss for the quarter decreased by $2.7 million to $4.1 million, or $0.17 per share, from $6.8 million, or $0.28 per share, in the prior year comparable quarter.

SECOND QUARTER SEGMENT FINANCIAL PERFORMANCE

Transportation and Skilled Trades Segment

Transportation and Skilled Trades segment revenue was $42.1 million for the three months ended June 30, 2018, as compared to $42.3 million in the prior year comparable period.  The slight decrease in revenue was a result of a 2.2% decrease in average student population primarily driven by a lower carry-in population.  Partially offsetting this reduction was a 1.6% increase in average revenue per student as a result of tuition increases.

Student starts for the quarter increased by 7.5% compared to the prior year comparable period, eliminating the majority of the carry-in population deficit.

Operating income increased by $1.0 million to $1.7 million for the three months ended June 30, 2018 as compared to $0.7 million in the prior year comparable period.

Educational services and facilities expense decreased by $0.8 million, or 3.9%, to $20.2 million for the three months ended June 30, 2018 from $21.0 million in the prior year comparable period.  The decrease was mainly attributable to a $0.4 million decrease in facilities expense resulting from a reduction in square footage at one campus.

Selling, general and administrative expenses decreased by $0.4 million, or 2.1%, to $20.1 million for the three months ended June 30, 2018 from $20.6 million in the prior year comparable period.

Healthcare and Other Professions Segment

The Healthcare and Other Professions segment revenue increased by $2.1 million, or 12.6% to $19.0 million for the three months ended June 30, 2018, as compared to $16.9 million in the prior year comparable period.  The increase in revenue was mainly from the considerable start growth experienced during the quarter driving average student population up by 7.6%, as well as a 4.4% increase in average revenue per student primarily from tuition increases.

Student starts increased by 21.1% for the three months ended June 30, 2018 from the prior year comparable period.  Ending population as of June 30, 2018 was approximately 400 students higher than the prior year comparable period.

Operating income for the three months ended June 30, 2018 increased by $1.2 million to $0.6 million compared to an operating loss of $0.6 million in the prior year comparable period.  The improvement was mainly attributable to the $2.1 million of additional revenue earned during the quarter, offset by approximately half in direct student expenses such as instructional and book and tools expense.

Educational services and facilities expense increased by $0.7 million, or 7.6% to $10.0 million for the three months ended June 30, 2018, from $9.3 million in the prior year comparable period.  The increase in expense was primarily driven by increased instructional expense and books and tools expense due to a 7.6% increase in average student population quarter over quarter.

Selling general and administrative expenses increased by $0.2 million, or 2.5%, to $8.4 million for the three months ended June 30, 2018 from $8.2 million in the prior year comparable period.  This increase was primarily driven by additional investments in marketing.

Transitional Segment

There was no revenue for the Transitional segment for the three months ended June 30, 2018 as all of the campuses classified in this segment were closed as of December 31, 2017.  Revenue in the prior year comparable period was $2.6 million.

There was no operating income or loss for the Transitional segment for the three months ended June 30, 2018.  Operating loss in the prior year comparable period was $0.8 million.

Corporate and Other
This category includes unallocated expenses incurred on behalf of the entire Company.  Corporate and other expenses increased by $0.5 million, or 9.1%, to $5.9 million for the three months ended June 30, 2018 from $5.4 million in the prior year comparable period.  The increase in costs were driven by increased administrative costs resulting from new marketing initiatives implemented in 2018.

SIX MONTH FINANCIAL RESULTS

Revenue was $123.0 million for the six months ended June 30, 2018 versus $127.1 million in the comparable six month period of 2017.  Operating loss for the six months ended June 30, 2018 decreased by $2.0 million when compared against the comparable six month period of 2017.  Educational services and facilities expense decreased by $4.4 million, or 6.8%, to $60.7 million for the six months ended June 30, 2018 from $65.1 million in the comparable six month period of 2016. Selling, general and administrative expense decreased by $1.9 million, or 2.5%, to $72.0 million for the six months ended June 30, 2018 from $73.9 million in the comparable six month period of 2017.

Transportation and Skilled Trades segment revenue was $84.8 million for the six months ended June 30, 2018, versus $85.5 million in the comparable six month period of 2017.

Healthcare and Other Professions segment revenue was $38.2 million for the six months ended June 30, 2018, versus $34.8 million in the comparable six month period of 2017.

There was no revenue for the Transitional segment for the six months ended June 30, 2018 as all of the campuses classified in this segment were closed as of December 31, 2017.  Revenue in the prior year comparable period was $6.9 million.

On July 27, 2018, the Lincoln College of New England campus at Southington, Connecticut received notification from the New England Association of Schools and Colleges (“NEASC”), the college’s institutional accreditor, that the Commission on Institutions of Higher Education has placed the campus on academic probation.  The Company is currently evaluating various options to address the accreditor’s decision.

Revenue, net loss and ending population as of December 31, 2017 was $8.4 million, $1.6 Million, and 397 respectively.

2018 OUTLOOK

The Company is updating its outlook for 2018 as follows:

•	Management continues to expect that student starts for 2018 are expected to increase by low single digits compared to prior year and excluding the 2017 Transitional segment.
•	Management continues to expect revenue to increase by low single digits, compared to prior year and excluding the 2017 Transitional segment.
•	Operating Income for 2018 is now expected to range between income of $1.0 million and a loss of $2.0 million.
•	Year-end population is expected to be greater than that of the prior year.

CONFERENCE CALL INFO

Lincoln will host a conference call today at 10:00 a.m. Eastern Daylight Time.  The conference call can be accessed by going to the IR portion of our website at www.lincolntech.edu. To access the live webcast of the conference call, please go to the investor relations section of Lincoln’s website at http://www.lincolntech.edu. Participants can also listen to the conference call by dialing 844-413-0946 (domestic) or 216-562-0456 (international) and providing access code 2174849. Please log in or dial into the call at least 10 minutes prior to the start time.

An archived version of the webcast will be accessible for 90 days at http://www.lincolntech.edu.  A replay of the call will also be available for seven days by calling 855-859-2056 (domestic) or 404-537-3406 (international) and providing access code 2174849.

ABOUT LINCOLN EDUCATIONAL SERVICES CORPORATION

Lincoln Educational Services Corporation is a provider of diversified career-oriented post-secondary education and helping to provide solutions to America’s skills gap.  Lincoln offers recent high school graduates and working adults degree and diploma programs.  The Company operates under three reportable segments: Transportation and Skilled Trades, Healthcare and Other Professions and Transitional. Lincoln has provided the nation’s workforce with skilled technicians since its inception in 1946. For more information, go to www.lincolntech.edu.

SAFE HARBOR

Statements in this press release and in oral statements made from time to time by representatives of Lincoln Educational Services Corporation regarding Lincoln’s business that are not historical facts may be “forward-looking statements” as that term is defined in the federal securities law. The words “may,” “will,” “expect,” “believe,” “anticipate,” “project,” “plan,” “intend,” “estimate,” and “continue,” and their opposites and similar expressions are intended to identify forward-looking statements. Forward-looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved, if at all.  Generally, these statements relate to business plans or strategies, projected or anticipated benefits from acquisitions or dispositions to be made by the Company or projections involving anticipated revenues, earnings or other aspects of the Company’s operating results.  The Company cautions you that these statements concern current expectations about the Company’s future performance or events and are subject to a number of uncertainties, risks and other influences many of which are beyond the Company’s control, that may influence the accuracy of the statements and the projects upon which the statements are based. The events described in forward-looking statements may not occur at all. Factors which may affect the Company’s results include, but are not limited to, the risks and uncertainties discussed in the Company’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed with the Securities and Exchange commission.  Any one or more of these uncertainties, risks and other influences could materially affect the Company’s results of operations and financial condition and whether forward-looking statements made by the Company ultimately prove to be accurate and, as such, the Company’s actual results, performance and achievements could materially differ from those expressed or implied in these forward-looking statements. Forward-looking statements are based on information available at the time those statements are made and/or management’s good faith belief as of that time with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. Important factors that could cause such differences include, but are not limited to, our failure to comply with the extensive regulatory framework applicable to our industry or our failure to obtain timely regulatory approvals in connection with a change of control of our Company or acquisitions; our success in updating and expanding the content of existing programs and developing new programs for our students in a cost-effective manner or on a timely basis; risks associated with changes in applicable federal laws and regulations; uncertainties regarding our ability to comply with federal laws and regulations regarding the 90/10 rule and cohort default rates; risks associated with the opening of new campuses; risks associated with integration of acquired schools; industry competition; our ability to execute our growth strategies; conditions and trends in our industry; general economic conditions; and other factors discussed in the “Risk Factors” section of our annual and quarterly reports. All forward-looking statements are qualified in their entirety by this cautionary statement, and Lincoln undertakes no obligation to publicly revise or update any forward-looking statements, whether as a result of new information, future events or otherwise after the date hereof.

(Tables to Follow)
(In Thousands)

	Three Months Ended June 30, (Unaudited)		Six Months Ended June 30, (Unaudited)
	2018	2017	2018	2017

REVENUE	$61,120	$61,865	$123,009	$127,144
COSTS AND EXPENSES:
Educational services and facilities	30,179	32,405	60,682	65,113
Selling, general and administrative	34,471	35,554	72,002	73,879
(Gain) loss on sale of assets	(7)	(63)	110	(89)
Total costs & expenses	64,643	67,896	132,794	138,903
OPERATING LOSS	(3,523)	(6,031)	(9,785)	(11,759)
OTHER:
Interest income	8	9	19	40
Interest expense	(539)	(699)	(1,112)	(5,881)
LOSS BEFORE INCOME TAXES	(4,054)	(6,721)	(10,878)	(17,600)
PROVISION FOR INCOME TAXES	50	50	100	100
NET LOSS	$(4,104)	$(6,771)	$(10,978)	$(17,700)
Basic
Net loss per share	$(0.17)	$(0.28)	$(0.45)	$(0.74)
Diluted
Net loss per share	$(0.17)	$(0.28)	$(0.45)	$(0.74)
Weighted average number of common shares outstanding:
Basic	24,486	23,962	24,313	23,787
Diluted	24,486	23,962	24,313	23,787

Other data:

EBITDA (1)	$(1,435)	$(3,907)	$(5,597)	$(7,484)
Depreciation and amortization	$2,088	$2,124	$4,188	$4,275
Number of campuses	23	28	23	28
Average enrollment	10,103	10,582	10,158	10,836
Stock-based compensation	$52	$294	$481	$654
Net cash used in operating activities	$(2,292)	$(8,037)	$(12,334)	$(19,511)
Net cash used in investing activities	$(1,328)	$(1,170)	$(1,796)	$(1,976)
Net cash provided by (used in) financing activities	$1,838	$2,710	$(28,853)	$(12,829)

Selected Consolidated Balance Sheet Data:	June 30, 2018 (Unaudited)

Cash and cash equivalents	$3,081
Current assets	36,655
Working capital	(11,076)
Total assets	115,795
Current liabilities	47,731
Long-term debt obligations, including current portion	24,292
Total stockholders' equity	35,268

(1) Reconciliation of Non-GAAP Financial Measures

The Company believes it is useful to present non-GAAP financial measures that exclude certain significant items as a means to understand the performance of its business. EBITDA and same school basis revenue are measurements not recognized in financial statements presented in accordance with accounting principles generally accepted in the United States of America (“GAAP”). We define EBITDA as income (loss) before interest expense (net of interest income), provision for income taxes, depreciation, and amortization. We define same school basis revenue as Total Company revenue less the Transitional segment revenue.  EBITDA and same school revenue are presented because we believe they are a useful indicator of our performance and our ability to make strategic acquisitions and meet capital expenditure and debt service requirements. However, it is not intended to represent cash flows from operations as defined by GAAP and should not be used as an alternative to net income (loss) as an indicator of operating performance or to cash flow as a measure of liquidity. EBITDA and same school basis revenue are not necessarily comparable to similarly titled measures used by other companies.

Following is a reconciliation of net loss to EBITDA and same school basis revenue:

	Three Months Ended June 30, (Unaudited)		Six Months Ended June 30, (Unaudited)
	2018	2017	2018	2017

Net loss	$(4,104)	$(6,771)	$(10,978)	$(17,700)
Interest expense, net	531	690	1,093	5,841
Provision for income taxes	50	50	100	100
Depreciation and amortization	2,088	2,124	4,188	4,275
EBITDA	$(1,435)	$(3,907)	$(5,597)	$(7,484)

	Three Months Ended June 30,				Six Months Ended June 30,
	(Unaudited)				(Unaudited)
	Transportation and Skilled Trades		Healthcare and Other Professions		Transportation and Skilled Trades		Healthcare and Other Professions
	2018	2017	2018	2017	2018	2017	2018	2017

Net income (loss)	$1,740	$786	$644	$(571)	$2,416	$2,703	$887	$(258)
Interest expense, net	-	-	-	-	-	(18)	-	-
Provision for income taxes	-	-	-	-	-	-	-	-
Depreciation and amortization	1,867	1,986	64	10	3,750	3,951	119	11
EBITDA	$3,607	$2,772	$708	$(561)	$6,166	$6,636	$1,006	$(247)

	Three Months Ended June 30,				Six Months Ended June 30,
	(Unaudited)				(Unaudited)
	Transitional		Corporate		Transitional		Corporate
	2018	2017	2018	2017	2018	2017	2018	2017

Net loss	$-	$(833)	$(6,488)	$(6,153)	$-	$(1,401)	$(14,281)	$(18,744)
Interest expense, net	-	-	531	690	-	-	1,093	5,859
Provision for income taxes	-	-	50	50	-	-	100	100
Depreciation and amortization	-	2	157	126	-	29	319	284
EBITDA	$-	$(831)	$(5,750)	$(5,287)	$-	$(1,372)	$(12,769)	$(12,501)

	Three Months Ended June 30, (Unaudited)

	Total Company	Total Company	% Change Same School Basis
	2018	2017	2018
Total Company Revenue	$61,120	$61,865
Less: Transitional Revenue		(2,623)
Revenue on Same School Basis	$61,120	$59,242	3.2%

	Three Months Months Ended June 30,
	(Unaudited)
	2018	2017	% Change
Revenue:
Transportation and Skilled Trades	$42,085	$42,331	-0.6%
Healthcare and Other Professions	19,035	16,911	12.6%
Transitional	-	2,623	-100.0%
Total	$61,120	$61,865	-1.2%

Operating Income (Loss):
Transportation and Skilled Trades	$1,740	$786	121.4%
Healthcare and Other Professions	644	(571)	-212.8%
Transitional	-	(833)	100.0%
Corporate	(5,907)	(5,413)	-9.1%
Total	$(3,523)	$(6,031)	41.6%

Starts:
Transportation and Skilled Trades	1,959	1,823	7.5%
Healthcare and Other Professions	946	781	21.1%
Transitional	-	-	0.0%
Total	2,905	2,604	11.6%

Average Population:
Transportation and Skilled Trades	6,592	6,740	-2.2%
Healthcare and Other Professions	3,511	3,263	7.6%
Transitional	-	579	-100.0%
Total	10,103	10,582	-4.5%

End of Period Population:
Transportation and Skilled Trades	6,975	7,028	-0.8%
Healthcare and Other Professions	3,396	3,000	13.2%
Transitional	-	372	-100.0%
Total	10,371	10,400	-0.3%

	Six Months Ended June 30,
	(Unaudited)
	2018	2017	% Change
Revenue:
Transportation and Skilled Trades	$84,832	$85,490	-0.8%
Healthcare and Other Professions	38,177	34,756	9.8%
Transitional	-	6,898	-100.0%
Total	$123,009	$127,144	-3.3%

Operating Income (Loss):
Transportation and Skilled Trades	$2,416	$2,685	-10.0%
Healthcare and Other Professions	887	(258)	-443.8%
Transitional	-	(1,401)	100.0%
Corporate	(13,088)	(12,785)	-2.4%
Total	$(9,785)	$(11,759)	16.8%

Starts:
Transportation and Skilled Trades	3,765	3,619	4.0%
Healthcare and Other Professions	1,926	1,710	12.6%
Transitional	-	132	-100.0%
Total	5,691	5,461	4.2%

Average Population:
Transportation and Skilled Trades	6,610	6,758	-2.2%
Healthcare and Other Professions	3,548	3,346	6.0%
Transitional	-	731	-100.0%
Total	10,158	10,836	-6.3%

End of Period Population:
Transportation and Skilled Trades	6,975	7,028	-0.8%
Healthcare and Other Professions	3,396	3,000	13.2%
Transitional	-	372	-100.0%
Total	10,371	10,400	-0.3%

LINCOLN EDUCATIONAL SERVICES CORPORATION
Brian Meyers, CFO
973-736-9340

EVC GROUP, Inc.
Investor Relations: Doug Sherk, dsherk@evcgroup.com; 415-652-9100
Media Relations: Tom Gibson, 201-476-0322